EXHIBIT 10.2

January 31, 2005

Mr. Robert N. Cowen
17 Kolbert Drive
Scarsdale, New York 10583

Dear Bob:

The purpose of this letter agreement (this "Letter Agreement") is to acknowledge and set forth the terms and conditions of your retention as a consultant to Overseas Shipholding Group, Inc., a corporation incorporated under the laws of Delaware with its principal office at 511 Fifth Avenue, New York, New York 10017 ("OSG").

  Retention as a Consultant. OSG hereby agrees to retain you as an independent consultant subject to, and in accordance with, the terms and conditions hereinafter set forth and you agree to provide services as such to OSG.

  Duties. You shall provide OSG and its affiliates with advice, and consult with OSG, its affiliates and all relevant personnel, with respect to matters relating to the Uranus investigation. You shall devote such time as necessary to perform the required consulting services hereunder and you shall otherwise be free to perform services for other entities, provided that during the term of this Letter Agreement, you shall not perform services for an oil tanker company that operates in such markets and on such scale that such company would reasonably be considered to be in competition with OSG (a "Competitor"). Notwithstanding the foregoing, if you receive the prior written approval of OSG to perform services for a Competitor, your performance of such services shall not be considered a violation of this Letter Agreement.

  You shall perform such services in a professional manner commensurate with the favorable reputation of OSG, and shall not engage in any activities that shall conflict with the best interests of OSG or its affiliates. As an independent contractor, you shall have no authority to legally bind OSG or its affiliates and you shall not hold yourself out as having such authority. You agree to observe all policies and rules established by OSG for its independent contractors. You may perform such services at such locations as you desire. OSG shall make available to you, during the term of this Letter Agreement, an office and secretarial services at OSG's headquarters.

  Term and Termination. The term of this Letter Agreement shall be for a period of 6 months commencing on February 1, 2005 and shall be renewable for an additional period of 6 months, at OSG's option upon 30 days' prior written notice by OSG to you. Notwithstanding the foregoing, OSG may terminate this Letter Agreement at any time, by giving you 15 days' prior written notice, if OSG determines that you have performed services for a Competitor, without OSG's prior written approval, or if you communicate or disclose confidential information with respect to OSG and its affiliates to unauthorized persons or you otherwise breach your fiduciary duty to OSG or engage in willful misconduct with regard to OSG. Upon termination of this Letter Agreement, you shall not be entitled to any additional fees (other than unpaid fees earned and accrued prior to the date of termination), except those amounts payable to you under the Severance Protection Agreement made as of December 12, 2003, by and between you and OSG, as amended by the letter agreement between you and OSG dated January 31, 2005 (the "SPA").

  Consulting Fees. During the term of this Letter Agreement, OSG shall pay to you a consulting fee at the rate of $47,916.67 per contract month (which shall be prorated for any partial month), which shall be payable monthly in arrears. You should submit an invoice at the end of each month and your fee shall be paid within 30 days after receipt of the invoice.

  Reimbursement of Business Expenses. You shall bear your own expenses, except that, upon presentation of such supporting information as OSG may reasonably require, OSG shall pay or reimburse you for all reasonable business expenses, actually incurred or paid by you in the performance of your services under this Letter Agreement and that were incurred in accordance with the business expense policies of OSG, as prescribed from time to time. Notwithstanding the foregoing, you must obtain OSG's prior written approval to be reimbursed for expenses in excess of $500.

  Independent Contractor. Your engagement hereunder shall be as an independent contractor, rather than as an employee of OSG, and you shall not be entitled to any benefits available to employees of OSG with respect to the period of your consultancy. You acknowledge that you shall be solely responsible for any federal, state or local income or self-employment taxes arising with respect to the amounts payable hereunder and that you shall have no state law workers' compensation rights with respect to services under this Letter Agreement. You further acknowledge and agree that, during and after the termination of this Letter Agreement, you shall indemnify, defend and hold OSG harmless from all taxes, interest, penalties, fees, damages, liabilities, obligations losses and expenses (including, but not limited to, reasonable attorneys' fees) arising from your failure or alleged failure to make the required reports and payments for income taxes.

  Representations. You represent and warrant that the execution and performance of this Letter Agreement shall not be in violation of any other agreement to which you are a party. Notwithstanding anything in this Letter Agreement to the contrary, neither this Letter Agreement nor any rights hereunder may be assigned by you to any other person or entity. OSG may assign this Letter Agreement to an affiliate or to any acquiror of all or substantially all of the assets of OSG. This Letter Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the parties.

  Arbitration. You agree that all disputes and controversies arising under or in connection with this Letter Agreement shall be settled by arbitration conducted before one (1) arbitrator mutually agreed to by you and OSG, sitting in New York, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. If you and OSG are unable to agree on a single arbitrator within 30 days of the demand by the other party for arbitration, an arbitrator shall be designated by the New York City Office of the American Arbitration Association. The determination of the arbitrator shall be final and binding on you and OSG. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. Each party shall bear their own expenses of such arbitration and equally divide the forum fees and cost of the arbitrator.

  Governing Law. This Letter Agreement shall be governed by, and construed under and in accordance with the internal laws of the State of New York, without reference to rules relating to conflicts of laws.

  Entire Agreement. Other than the SPA, this Letter Agreement contains the entire agreement between you and OSG relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations, both written and oral, relating to the provision of consulting services by you to OSG. No amendments, alterations or modifications of this Letter Agreement shall be valid unless made in writing and signed by both you and OSG.

Please indicate agreement with the terms and conditions set forth in this Letter Agreement by signing the enclosed duplicate original of this Letter Agreement and returning it to my attention.

OVERSEAS SHIPHOLDING GROUP, INC.

By: /s/Myles R. Itkin
Name: Myles R. Itkin
Title: Senior Vice President

ACCEPTED AND AGREED BY:

/s/Robert N. Cowen
Robert N. Cowen